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                                                                    EXHIBIT 23.3


     With respect to the Amendment No. 1 to the Registration Statement on Form S-3 relating to the shelf registration of certain equity securities filed by Kaiser Aluminum Corporation, a Delaware corporation (the "Registration Statement"), we hereby consent to the use of our name, and to references to advice rendered by our firm, in the prospectus included in the Registration Statement under the headings (i) Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources -- Asbestos Contingencies; (ii) Note 8 of the Notes to Consolidated Financial Statements; and (iii) Note 4 of the Notes to Interim Consolidated Financial Statements.


                                        THELEN, MARRIN, JOHNSON & BRIDGES LLP


January 23, 1997